Exhibit 99.1

      PERICOM SEMICONDUCTOR ELECTS DR. SIMON WONG TO ITS BOARD OF DIRECTORS

     SAN JOSE, Calif., Aug. 15 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced the election of Dr. Simon Wong to its Board of Directors. He will begin serving on the board on September 1, 2006.

     Dr. Simon Wong is a Professor of Electrical Engineering at Stanford University and is a Fellow of the IEEE. He is an expert in CMOS devices and integrated components for RF operations. In 1998, he was a member of the team that founded Atheros Communications (ATHR), a fables semiconductor company focusing on WiFi products. Between 2001 and 2003, he was the CEO of the Hong Kong Applied Science and Technology Research Institute. He currently serves on the advisory boards of a few fabless semiconductor companies. He received his PhD from the University of California, Berkeley.

     Alex Hui, President and CEO, said of Dr. Wong's appointment, "We are very pleased to have Dr. Wong join our Board of Directors. His background and experience in the semiconductor field should prove to be a vital resource to help us formulate our future strategy in technology and product development."

     Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz-based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

SOURCE  Pericom Semiconductor Corporation
     -0-                             08/15/2006
     /CONTACT: Deborah Stapleton or Alexis Pascal, +1-650-470-4234, or fax, +1-408-435-1100, both for Pericom Semiconductor Corporation/
     /Web site:  http://www.pericom.com /